Exhibit 23.3

CONSENT OF P.K. DATA, INC.

We hereby irrevocably consent to the use by Leslie’s, Inc., in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), and in connection with investor presentations of Leslie’s, Inc. and marketing materials related to public offerings of Leslie’s, Inc. (collectively, the “Materials”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement and Materials. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

/s/ J. Maxwell Kennedy
By: P.K. DATA, Inc.
Name: J. Maxwell Kennedy
Title: Owner, C.E.O.

September 13, 2021